                                                                                                  Exhibit 11

                                      ENGINEERED SUPPORT SYSTEMS, INC.
                               STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                  (in thousands, except per share amounts)


                                                        Three Months Ended              Six Months Ended
                                                             April 30                       April 30
                                                     ------------------------      -------------------------
                                                        2003           2002           2003            2002
                                                     ---------      ---------      ---------       ---------
NET INCOME:
  Continuing operations                               $ 8,479        $ 6,564        $16,920         $12,466
  Discontinued operations                                 157         (3,288)           294          (3,669)
                                                     ---------      ---------      ---------       ---------
       Total                                          $ 8,636        $ 3,276        $17,214         $ 8,797
                                                     =========      =========      =========       =========

BASIC EARNINGS PER SHARE:
  Average basic shares outstanding                     16,078         15,476         15,995          15,408
                                                     =========      =========      =========       =========


  Continuing operations                               $  0.53        $  0.42        $  1.06         $  0.81
  Discontinued operations                                0.01          (0.21)          0.02           (0.24)
                                                     ---------      ---------      ---------       ---------
       Total                                          $  0.54        $  0.21        $  1.08         $  0.57
                                                     =========      =========      =========       =========

DILUTED EARNINGS PER SHARE:
  Average basic shares outstanding                     16,078         15,476         15,995          15,408
  Net effect of dilutive stock options (1)                932            579            931             581
                                                     ---------      ---------      ---------       ---------
       Total                                           17,010         16,055         16,926          15,989
                                                     =========      =========      =========       =========

  Continuing operations                               $  0.50        $  0.41        $  1.00         $  0.78
  Discontinued operations                                0.01          (0.21)          0.02           (0.23)
                                                     ---------      ---------      ---------       ---------
       Total                                          $  0.51        $  0.20        $  1.02         $  0.55
                                                     =========      =========      =========       =========


(1) Based on the treasury stock method.
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